Results of June 29, 2006 shareholder meeting
(Unaudited)

The annual meeting of shareholders of the fund was held on June
29, 2006.

At the meeting, each of the nominees for Trustees was elected, as follows:

				Votes for			Votes withheld

Jameson A. Baxter		14,009,095			898,936
Charles B. Curtis		14,012,613			895,418
Myra R. Drucker			14,024,039			883,992
Charles E. Haldeman, Jr.	14,014,019			894,012
John A. Hill			14,024,149			883,882
Paul L. Joskow			14,018,068			889,963
Elizabeth T. Kennan		14,012,532			895,499
Robert E. Patterson		14,026,557			881,474
George Putnam, III		14,008,051			899,980
W. Thomas Stephens		12,641,105		   	2,266,926
Richard B. Worley		14,013,240			894,791


A proposal to eliminate the funds fundamental investment restriction regarding investments in restricted securities was approved as follows:

Votes for	Votes against	Abstentions 	Broker non votes
10,893,042	1,210,713	356,506		2,447,770

A shareholder proposal requesting the Trustees to take action to provide for cumulative voting in the election of Trustees was defeated as follows:

Votes for	Votes against	   Abstentions 	    Broker non votes
2,096,759	9,684,352	   679,150	   2,447,770

All tabulations are rounded to the nearest whole number.